Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS THIRD QUARTER RESULTS:

NET LOSS OF $10.51 PER SHARE COMPARED TO NET INCOME OF $0.33 PER SHARE LAST YEAR

AFTER-TAX SEGMENT LOSS OF $2.04 PER SHARE COMPARED TO AFTER-TAX SEGMENT INCOME OF $0.38 PER SHARE LAST YEAR

WORCESTER, Mass., October 25, 2005—Allmerica Financial Corporation (NYSE: AFC) today reported a third quarter net loss of $562.4 million, or $10.51 per share, compared to net income of $17.7 million, or $0.33 per share, in the third quarter of last year. The net loss in the current quarter is attributed to the $474.6 million net loss on the previously announced sale of the variable life and annuity business and the $140 million net catastrophe loss related to Hurricane Katrina.

Total segment loss after taxes was $109.0 million, or $2.04 per share, in the third quarter, compared to total segment income after taxes of $20.1 million, or $0.38 per share, in the third quarter of last year. The total Property and Casualty pre-tax segment loss was $127.7 million in the third quarter of 2005, compared to pre-tax segment income of $36.7 million in the third quarter of 2004. The Life Companies segment, which for reporting purposes now includes only the business that will be retained after the sale of the variable life insurance and annuity business to The Goldman Sachs Group, Inc., reported a pre-tax segment loss of $0.9 million in the third quarter of 2005, compared to a pre-tax segment loss of $2.1 million in the third quarter last year. Segment income after taxes is presented consistent with the manner in which management evaluates operating results.

“Our reported results in the quarter were materially affected by two unusual events: the sale of our variable life insurance and annuity business and the catastrophe losses associated with Hurricane Katrina. These events masked strong core results in our Property and Casualty business this quarter, which were up 20% over the third quarter of last year,” said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. “A.M. Best’s quick reaffirmation of our rating is evidence that we have built the financial strength to protect our customers even in the worst of times. I am proud of our response to Hurricane Katrina; we have been working hard to help our agent partners and our customers rebuild their lives in the aftermath of Hurricane Katrina.”

Segment Results

The company conducts its business in four operating segments. Property and Casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, include the retained business of First Allmerica Financial Life Insurance Company (FAFLIC), reflecting the expected sale of the variable life insurance and annuity business of Allmerica Financial Life Insurance and Annuity Company (AFLIAC). The retained business of FAFLIC primarily includes various blocks of traditional life insurance businesses and guaranteed investment contracts, both of which are in run-off. The financial impact of the expected sale transaction and of the business to be sold is reflected in Discontinued Operations and is not included in Segment Results.

The following table shows segment (loss) income after taxes. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Segment (loss) income after taxes excludes the items listed in the table at the end of this document.

	Quarter ended September 30 (In millions)
	2005	2004

Property and Casualty:

Personal Lines (1)	$(27.8)	$42.1

Commercial Lines (2)	(101.0)	(7.1)

Other Property and Casualty	1.1	1.7

Total Property and Casualty	(127.7)	36.7

Life Companies	(0.9)	(2.1)

Interest expense on corporate debt	(10.0)	(10.0)

Total pre-tax segment (loss) income	(138.6)	24.6

Federal income tax benefit (expense)	29.6	(4.5)

Total segment (loss) income after taxes (3)	$(109.0)	$20.1

(1)	Personal Lines- includes the pre-tax net impact of catastrophes of $101.7 million and $24.0 million for the third quarter of 2005 and 2004, respectively. (See the table at the end of this document.)

(2)	Commercial Lines- includes the pre-tax net impact of catastrophes of $143.8 million and $37.7 million for the third quarter of 2005 and 2004, respectively. (See the table at the end of this document.)

(3)	See reconciliation from segment (loss) income to net (loss) income at the end of this document.

Property and Casualty

Property and Casualty segment loss was $127.7 million in the third quarter of 2005, compared to segment income of $36.7 million in the third quarter of 2004. Segment earnings were lower in the quarter due to the net impact of catastrophes relating primarily to Hurricane Katrina. Excluding the pre-tax net impact of catastrophe losses, Property and Casualty segment income was $117.8 million, compared to $98.4 million in the prior-year quarter. The increase was primarily due to favorable development of prior-year reserves.

The company estimates its gross direct loss and loss adjustment expense from Hurricane Katrina to be $485 million and its gross direct losses from Hurricane Rita to be $30 million. However, in light of the difficulty of estimating losses for these events, there can be no assurance that the company’s ultimate costs associated with these events will not be substantially different from these estimates. In the current quarter, the estimated pre-tax net impact of catastrophes was $245.5 million. This amount is net of reinsurance and includes the cost of reinsurance reinstatement premiums, loss adjustment expenses for Hurricane Katrina, and an estimate for the Louisiana Citizens Fair Plan assessment. The pre-tax net impact of catastrophes in the prior year’s quarter was $61.7 million.

Property and Casualty highlights:

•	Net premiums written were $542.0 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $27.0 million in the current quarter, net premiums written were $569.0 million, compared to $581.6 million in the third quarter of 2004.

•	Net premiums earned were $519.7 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $27.0 million in the current quarter, net premiums earned were $546.7 million, compared to $563.7 million in the third quarter of 2004.

•	New business net premiums written were $82.1 million in the third quarter of 2005, representing an increase of 30.1% compared to $63.1 million in the third quarter of 2004.

•	Favorable development of prior-year reserves was $23.4 million in the third quarter of 2005, compared to $1.5 million in the third quarter of 2004.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended September 30
	2005	Adjusted 2005 (1)	2004

Personal Lines losses (excluding catastrophes)	53.1%	50.4%	53.0%

Personal Lines catastrophe-related losses	24.8%	23.6%	6.3%

Total Personal Lines losses	77.9%	74.0%	59.3%

Commercial Lines losses (excluding catastrophes)	49.3%	47.0%	46.9%

Commercial Lines catastrophe-related losses	70.4%	67.1%	20.6%

Commercial Lines losses	119.7%	114.1%	67.5%

Total Property and Casualty Losses	93.4%	88.7%	62.1%

Loss adjustment expenses	10.1%	9.6%	9.7%

Hurricane Katrina-related loss adjustment expenses	0.7%	0.7%	—

Policy acquisition and other underwriting expenses	31.6%	30.1%	31.2%

Combined Ratio	135.8%	129.1%	103.0%

(1)	The Adjusted 2005 ratios have been adjusted to exclude the impact of the reinsurance reinstatement premiums.

Personal Lines

Personal Lines segment loss was $27.8 million in the current quarter compared to segment income of $42.1 million in the prior year. The Personal Lines pre-tax net impact of catastrophes was $101.7 million in the current quarter. The pre-tax net impact of catastrophes in the prior year’s quarter was $24.0 million. Excluding the net impact of catastrophes, Personal Lines segment income for the current quarter was $73.9 million, compared to $66.1 million in the third quarter of last year. This $7.8 million improvement is primarily due to the favorable development of prior-year reserves. Also impacting results was a decrease in earned premium offset by lower expenses.

Favorable development of prior-year reserves was $13.4 million in the third quarter of 2005, compared to $7.0 million in the same quarter last year. The favorable development in both periods was primarily in the personal auto line.

Personal Lines highlights:

•	Net premiums written were $353.5 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $17.6 million in the current quarter, net premiums written were $371.1 million, compared to $394.6 million in the third quarter of 2004.

•	Net premiums earned were $331.4 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $17.6 million in the current quarter, net premiums earned were $349.0, compared to $380.5 million in the third quarter of 2004.

•	New business direct premiums written were $40.3 million in the third quarter of 2005, representing an increase of 50.4% compared to $26.8 million in the third quarter of 2004.

•	The Personal Lines GAAP combined ratio was 117.1% for the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $17.6 million in the current quarter, the combined ratio was 111.3%, versus 95.9% in the same period last year.

•	Pre-tax net impact of catastrophes was $101.7 million, or 30.0 points of the combined ratio, for the third quarter of 2005 compared to $24.0 million, or 6.3 points of the combined ratio, for the third quarter of 2004.

•	Favorable development of prior-year reserves was $13.4 million in the current quarter, compared to $7.0 million in the third quarter of 2004.

Commercial Lines

Commercial Lines segment loss was $101.0 million in the quarter, compared to a loss of $7.1 million in the third quarter of 2004. The Commercial Lines pre-tax net impact of catastrophes, was $143.8 million in the current quarter. The pre-tax net impact of catastrophes in the prior-year quarter was $37.7 million. Excluding this pre-tax net impact of catastrophes, Commercial Lines segment income for the quarter was $42.8 million, compared to $30.6 million in the prior-year quarter. This $12.2 million increase in segment income was due primarily to favorable development of prior-year reserves.

Favorable development of prior-year reserves was $11.2 million in the third quarter of 2005, compared to unfavorable development of $4.3 million in the same quarter last year. The favorable development in the current quarter was across all lines other than the workers’ compensation line. The unfavorable development in the prior-year quarter was primarily in the workers’ compensation line.

Commercial Lines highlights:

•	Net premiums written were $188.5 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $9.4 million in the current quarter, net premiums written were $197.9 million, compared to $187.0 million in the third quarter of 2004.

•	Net premiums earned were $188.3 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $9.4 million in the current quarter, net premiums earned were $197.7 million, compared to $183.2 million in the third quarter of 2004.

•	New business net premiums written were $41.8 million in the third quarter of 2005, representing an increase of 15.2% compared to $36.3 million in the third quarter of 2004.

•	The Commercial Lines GAAP combined ratio was 167.8% in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $9.4 million in the current quarter, the combined ratio was 159.9%, compared to 117.5% in the same period last year.

•	Pre-tax net impact of catastrophes was $143.8 million, or 76.0 points of the combined ratio, in the third quarter versus $37.7 million, or 20.6 points of the combined ratio, in the third quarter of 2004.

•	Favorable development of prior year reserves was $11.2 million in the current quarter, compared to unfavorable development of $4.3 million in the third quarter of 2004.

Other Property and Casualty

Other Property and Casualty segment income was $1.1 million in the quarter, compared to $1.7 million in the prior year. Other Property and Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies now include the FAFLIC retained business, reflecting the expected sale of the variable life insurance and annuity business of AFLIAC. The retained business primarily includes various blocks of traditional life insurance and guaranteed investment contract businesses, both of which are in run-off.

The Life Companies continuing operations reported a segment loss of $0.9 million in the third quarter of 2005, compared to a loss of $2.1 million in the third quarter of 2004, primarily attributable to lower expenses.

Projected Proceeds From the Variable Life Insurance and Annuity Transaction:

Total projected proceeds in connection with the variable life insurance and annuity transaction are currently projected to be approximately $340 million, approximately $30 million of which are expected to be deferred and paid over a three year period. This compares to our original projection of $385 million in total proceeds, with approximately $70 million expected to be deferred. The $45 million decrease in projected proceeds is driven by a $60 million decrease in the projected statutory adjusted capital of AFLIAC at the close of the transaction. This decrease was primarily from lower expected utilization of Net Operating Loss tax carryforwards resulting from lower than expected Property and Casualty earnings following the recent hurricane losses. This decrease is partially offset by $15 million in additional cash expected to be available to the Holding Company from certain non-insurance subsidiaries related to the variable business. The projected proceeds also include $40 million of proposed dividends from FAFLIC after the close of the transaction.

The actual purchase price will be determined at closing, and is subject to changes in equity market levels, implied equity market volatility, interest rates and surrender activity. Additionally, the purchase price will be adjusted based on the actual surplus level of Allmerica Financial Life Insurance and Annuity Company (AFLIAC), the life insurance affiliate being sold, at closing. The company implemented a hedge program that is intended to substantially protect the purchase price from movements in interest rates, equity market levels and implied equity market volatility through closing.

Discontinued Operations:

Loss on Disposal of Variable Life Insurance and Annuity Business:

Net income in the current quarter includes $474.6 million, or $8.87 per share, loss on the disposal of the variable life insurance and annuity business, which is reported in results from discontinued operations. This loss is composed of projected purchase price proceeds of approximately $285 million (total proceeds of $340 million less dividends of $40 million from FAFLIC and $15 million from certain other non-insurance subsidiaries) less estimated GAAP equity of $734.6 million and estimated closing costs of $25 million.

Income on Discontinued Variable Life Operations:

The results of operations of the variable life insurance and annuity business being sold have been reclassified from Life Companies segment income and reported as discontinued operations. In the current quarter, income on discontinued variable life operations was $17.6 million, net of taxes, compared to a loss of $0.1 million in the prior-year quarter. This improvement reflects the favorable equity market performance during the quarter.

Investment Results

Net investment income was $79.4 million for the third quarter of 2005, compared to $82.2 million in the same period of 2004. Third quarter net investment income decreased primarily due to lower invested assets in the Life Companies, resulting from maturities of long-term funding agreements. This was partially offset by increased average invested assets in the Property and Casualty segment due to increased cash flows.

Third quarter 2005 pre-tax net realized investment gains were $1.9 million, compared to losses of $5.3 million in the same period of 2004. In the current quarter, pre-tax net realized investment gains of $6.7 million from sales of investments were partially offset by $4.8 million of capital losses resulting from impairments on certain fixed maturity securities. In the third quarter of 2004, pre-tax net realized investment losses of $12.8 million, primarily from derivative transactions and impairments on certain fixed maturity securities, were partially offset by $7.5 million of realized gains resulting from sales of investments.

Balance Sheet

Shareholders’ equity was $1.9 billion, or $34.81 per share at September 30, 2005, compared to $2.3 billion, or $43.91 per share at December 31, 2004. Excluding accumulated other comprehensive income, book value was $35.47 per share at the close of the third quarter, compared to $43.85 per share at December 31, 2004. The decreases in shareholders’ equity and book value reflect the net loss in the current quarter on the sale of the variable life insurance and annuity business that we announced in August, and the catastrophe losses related primarily to Hurricanes Katrina and Rita.

Earnings Conference Call

Allmerica Financial Corporation will host a conference call to discuss the company’s third quarter results on Wednesday, October 26th at 10:00 a.m. Eastern time. Similar to last quarter, a PowerPoint slide presentation will accompany our prepared remarks and has been posted on our website. Interested investors and others can listen to the call and access the presentation through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should go to the web site at least 15 minutes early to register, download the new presentation, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

Allmerica Financial Corporation’s third quarter Earnings Press Release and Statistical Supplement are also available in the Investor Relations section at www.allmerica.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” , “projections”, “outlook”, “should” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “Investor Relations”. These uncertainties include the possibility of adverse catastrophe experience (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multi-variate private passenger auto product), adverse loss development and adverse trends in mortality and morbidity, change in the current favorable frequency and loss trends generally being experienced industry-wide, changes in the stock and financial markets, the ability to improve renewal rates and increase new property and casualty policy counts, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition (including rate pressure), adverse and evolving state and federal legislation or regulation, adverse regulatory actions, particularly relating to the on-going investigations being conducted by the SEC, financial ratings actions, and various other factors.

In addition to the above, the losses recorded relating to Hurricanes Katrina and Rita are estimates only and therefore forward-looking statements. Estimating losses following a major catastrophe is an inherently uncertain process, which is made more difficult by the unprecedented nature of Hurricane Katrina. Factors that add to the complexity in this event include the legal and regulatory uncertainty, difficulty in accessing portions of the affected areas, the complexity of factors contributing to the losses, delays in claims reporting, the exacerbating circumstances of Hurricane Rita and a slower pace of recovery resulting from the extent of damage sustained in the affected areas. As a result, there can be no assurance that the company’s ultimate costs associated with this event will not be substantially different from these estimates.

Finally, the projected proceeds from the variable life insurance and annuity transaction, and as a result, the estimated loss on disposal of this business which is included in discontinued operations, are forward-looking statements. Certain factors could cause actual results to differ materially from those anticipated, including: (1) the successful consummation of the transactions with Goldman Sachs in a timely manner; (2) the various conditions to the consummation of such transactions being satisfied or waived without the imposition of material burdens or expenses; (3) the required regulatory approvals of the transactions being obtained in a timely manner without the imposition of any material restrictions or burdens, and regulatory approval for dividend requests from FAFLIC; (4) the uncertainties as to the gross or net proceeds to be received by AFC, including the uncertainty as to the effects of the various purchase price adjustments and expenses incurred by AFC; (5) the shareholder approval of the AIT Fund reorganization; (6) the uncertainties of the purchase price hedge to effectively hedge the purchase price as currently estimated and at a cost consistent with expectations; (7) the impact of policyholder surrenders on the purchase price adjustment, which are not hedged; (8) the impact of contingent liabilities, including litigation and regulatory matters, assumed by the holding company in connection with the transaction; and (9) the statutory results of operations of the Life Companies segment until close, which will impact the statutory surplus of AFLIAC and consequently the ultimate purchase price.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

Contact Information

Investors:	Media:
Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@allmerica.com	E-mail: mibuckley@allmerica.com

1-508-855-3457	1-508-855-3099

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended September 30
	2005	2004

Net (loss) income	$(562.4)	$17.7

Net (loss) income per share (1)	$(10.51)	$0.33

Weighted average shares	53.5	53.6

The following is a reconciliation from segment income (loss) to net income (loss)(2) :

PER SHARE DATA (DILUTED) (1)	Quarter ended September 30
	2005		2004
	$	Per Share	$	Per Share

Property and Casualty

Personal Lines	$(27.8)	—	$42.1	—

Commercial Lines	(101.0)	—	(7.1)	—

Other Property and Casualty	1.1	—	1.7	—

Total Property and Casualty	(127.7)	—	36.7	—

Life Companies	(0.9)	—	(2.1)	—

Interest expense on corporate debt	(10.0)	—	(10.0)	—

Total segment (loss) income	(138.6)	$(2.59)	24.6	$0.46

Federal income tax benefit (expense) on segment income	29.6	0.55	(4.5)	(0.08)

Total segment (loss) income after federal income taxes	(109.0)	(2.04)	20.1	0.38

Net realized investment gains (losses), net of taxes and amortization	3.7	0.07	(4.1)	(0.08)

Gain on derivatives, net of taxes	0.1	—	0.1	—

Gains from retirement of funding agreements and trust instruments supported by funding obligations, net of taxes	—	—	1.9	0.03

Restructuring costs, net of taxes	(0.2)	—	(0.2)	—

(Loss) income from continuing operations	(105.4)	(1.97)	17.8	0.33

Income (loss) on discontinued variable life operations, net of taxes	17.6	0.33	(0.1)	—

Loss on disposal of variable life insurance and annuity business, net of taxes	(474.6)	(8.87)	—	—

Net (loss) income	$(562.4)	$(10.51)	$17.7	$0.33

(1)	Per share data for the quarter ended September 30, 2005 represents basic loss per share due to antidilution. Basic net income per share was $0.33 for the quarter ended September 30, 2004.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment (loss) income is determined by adjusting net (loss) income for net realized investment gains and losses including net gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment (loss) income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

The pre-tax net impact of catastrophes includes losses and Hurricane Katrina-related loss adjustment expenses, net of reinsurance, as well as reinsurance reinstatement premiums, are as follows by segment:

	Quarter ended September 30, 2005
Pre-tax Impact of Catastrophes	Personal Lines	Commercial Lines	Total Property and Casualty

Net losses	$82.3	$132.6	$214.9

Hurricane Katrina-related net loss adjustment expenses	1.8	1.8	3.6

Reinsurance reinstatement premiums	17.6	9.4	27.0

Net impact of catastrophes	$101.7	$143.8	$245.5

	Quarter ended September 30, 2004
	Personal Lines	Commercial Lines	Total Property and Casualty

Net losses	$24.0	$37.7	$61.7

Hurricane Katrina-related net loss adjustment expenses	—	—	—

Reinsurance reinstatement premiums	—	—	—

Net impact of catastrophes	$24.0	$37.7	$61.7

Net (loss) income includes the following items (net of taxes) by segment:

	Quarter ended September 30, 2005
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total

Net realized investment (losses) gains, net of taxes and amortization	$(0.4)	$(0.7)	$0.4	$4.4	$3.7

Gain on derivative instruments, net of taxes	—	—	—	0.1	0.1

Restructuring costs, net of taxes	—	—	—	(0.2)	(0.2)

Income on discontinued variable life insurance and annuity operations, net of taxes	—	—	—	17.6	17.6

Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(474.6)	(474.6)

	Quarter ended September 30, 2004
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total

Net realized investment gains (losses) net of taxes and amortization	$0.6	$0.1	—	$(4.8)	$(4.1)

Gain on derivative instruments, net of taxes	—	—	—	0.1	0.1

Gain from retirement of funding agreements and trust instruments supported by funding obligations, net of taxes	—	—	—	1.9	1.9

Restructuring costs, net of taxes	—	—	—	(0.2)	(0.2)

Loss on discontinued variable life insurance and annuity operations, net of taxes	—	—	—	(0.1)	(0.1)

All figures reported are unaudited.